Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 13E-3

GasLog Partners LP

(Name of the Issuer)

GasLog Ltd.
GasLog Partners GP LLC
Saturn Merger Sub LLC
GasLog Partners LP

(Names of Person(s) Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$315,606,434.45	0.0001102	$34,779.83
Fees Previously Paid	—		—

Total Transaction Valuation	$315,606,434.45

Total Fees Due for Filing			$34,779.83

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$34,779.83

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Tyle	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—	—	—	—		—
Fee Offset Sources	—	—	—		—		—

*	Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the product of (a) $8.65, the overall consideration per common unit (each, a “Common Unit”) representing a limited partner interest in GasLog Partners LP (the “Partnership”) to be received by holders of Common Units, and (b) 36,486,293, the number of Common Units (other than the Common Units held by GasLog Ltd. (“Parent”) or its affiliates (the “Sponsor Units”)) estimated to be outstanding immediately prior to the effective time (the “Effective Time”) of the proposed merger between the Partnership and Saturn Merger Sub LLC (“Merger Sub”) and to be acquired by Parent, which includes (i) 36,175,157 issued and outstanding Common Units (based on 51,796,759 issued and outstanding Common Units minus 15,621,602 Sponsor Units) and (ii) 311,136 Common Units that will become outstanding as a result of the cancellation and conversion of restricted common unit awards of the Partnership outstanding immediately prior to the Effective Time, as set forth in the Agreement and Plan of Merger, dated as of April 6, 2023, by and among the Partnership, GasLog GP LLC, Parent and Merger Sub. The calculation of the filing fee is based on information provided by the Partnership as of May 4, 2023.

**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2023, effective on October 1, 2022, by multiplying the transaction valuation by 0.0001102.